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                                                                    Exhibit 99.1

                 PARTY CITY CORPORATION ANNOUNCES COMPLETION OF
                          NEW REVOLVING CREDIT FACILITY
            ~COMPANY EXPANDS AVAILABILITY AND REDUCES INTEREST COSTS~

     ROCKAWAY, NEW JERSEY, JANUARY 10, 2003 - PARTY CITY CORPORATION (NASDAQ:
PCTY), America's largest party goods chain, today announced that it has replaced its existing revolving credit facility with a new $65 million revolving credit facility with Wells Fargo Retail Finance, LLC, as the arranger, collateral agent and administrative agent, and Fleet Retail Finance, Inc., as the documentation agent. Under the terms of the new credit facility, the Company will pay a lower interest rate than under its existing facility and may borrow amounts based on a percentage of its eligible inventory and credit card receivables, subject to certain borrowing conditions and customary sublimits, reserves and other limitations. This new facility, which matures in 2006, replaces the Company's existing $40 million facility with Congress Financial Corporation.

     James Shea, Party City's Chief Executive Officer, stated, "We are pleased with the progress we have made in improving our balance sheet position. Importantly, we recently eliminated our long-term debt through the repurchase of our outstanding senior debt and have now secured a new credit facility with improved terms. This new facility enhances our financial flexibility and liquidity by increasing our borrowing capacity and lowering our cost of capital. Moreover, the completion of this agreement demonstrates the confidence of our new lenders in our overall financial strength."

     Party City Corporation is America's largest party goods chain and currently operates 239 Company-owned stores and 240 franchise stores. To learn more about the Company, visit the Company's web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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